                                  SCHEDULE 14A
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                    INFORMATION REQUIRED IN PROXY STATEMENT

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                              WACHOVIA CORPORATION
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                              SUNTRUST BANKS, INC.
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


This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, (i) statements about the benefits of a merger between SunTrust Banks, Inc. and Wachovia Corporation, including future financial and operating results, cost savings and accretion to reported and cash earnings that may be realized from such merger; (ii) statements with respect to SunTrust's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of SunTrust's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of SunTrust and Wachovia may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger; (5) the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule; (6) the failure of SunTrust's and Wachovia's stockholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and may have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause SunTrust's results to differ materially from those described in the forward-looking statements can be found in SunTrust's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to SunTrust or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SunTrust does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

On May 14, 2001, SunTrust delivered a merger proposal to the Board of Directors of Wachovia. Subject to future developments, SunTrust intends to file with the SEC a registration statement at a date or dates subsequent hereto to register the SunTrust shares to be issued in its proposed merger with Wachovia. Investors and security holders are urged to read the registration statement (when available) and any other relevant documents filed or to be with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the registration statement (when available) and such other documents at the SEC's Internet web site at www.sec.gov. The registration statement (when available) and such other documents may also be obtained free of charge from SunTrust by directing such request to: SunTrust Banks, Inc., 303 Peachtree Street, N.E., Atlanta, GA 30308, Attention: Gary Peacock (404-658-4753).

         The following is a transcript of an investor conference call held on July 6, 2001.


                                    SUNTRUST
                             MODERATOR: PHIL HUMANN
                                  JULY 6, 2001
                                  9:00 A.M. EST

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


OPERATOR: Good morning ladies and gentlemen, and welcome to the SunTrust (Company: SunTrust Banks Inc.; Ticker: STI; URL: http://www.suntrust.com/) second quarter earnings release conference call. At this time, all participants have been placed on a listen-only mode. And the floor will be open for questions and comments following the presentation. It is now pleasure to turn the floor over to your host, Mr. Gary Peacock of SunTrust. Sir, the floor is yours.

GARY PEACOCK, DIRECTOR OF INVESTMENT RELATIONS/CORPORATE COMMUNICATIONS,
SUNTRUST: Good morning and welcome to SunTrust's second earnings - or second quarter earnings conference call. We appreciate you joining us. I'm Gary Peacock head of Investor Relations and Corporate Communications for SunTrust. We have several hundred people joining us via conference call lines this morning with many, many more joining us via live audio Webcast through our facilities at www.SunTrust.com.

In addition to the press release this morning we have also issued detailed financials. If you don't have the detailed financial result tables, you can locate them at our Website, www.SunTrust.com, under the Investor Relations section. There you will find news releases and the financial tables are presented at the end of today's posted press release.

With me is: Phil Humann, SunTrust's Chairman, President, and CEO; John Spiegel, SunTrust's Vice Chairman and Chief Financial Officer; and Ted Hoepner, SunTrust's Vice Chairman of Technology, Legal, Human Resources and Credit Quality. Both John Clay, SunTrust's Vice Chairman of Geographic Banking and Corporate Investment Banking and Jim Wells, SunTrust's Vice Chairman of Business Line, Strategy and Marketing are not with us today, as both are away on business.

Phil Humann will start our call this morning with a review of results from his perspective. Then I will provide some additional details and color around the numbers. Finally, John Spiegel will provide guidance and expectations for the remainder of the year. After our presentation this morning, we will open the teleconference lines for questions-and-answers.

Finally, our lawyers have asked me to remind you that any forward-looking statements made during this presentation are subject to risks and uncertainty. Factors that could cause our results to differ materially from any forward-looking statements are set forth in our public reports filed with the SEC including our filing of this presentation under Rule 425 of the Securities Act of 1933.

With that let me turn it over to Phil Humann.  Phil.

PHIL HUMANN, CHAIRMAN, PRESIDENT AND CEO, SUNTRUST: Thanks, Gary. And good morning everybody. Before we get into the numbers, let me give you my thoughts on how SunTrust performed during the second quarter.

In a nutshell, I believe we've delivered another solid quarter with good results in virtually all areas. We reported earnings of $1.19 per diluted share which was up three cents over consensus earnings expectations of $1.16. And also importantly, up 13 percent from the second quarter of last year.

We continue to see strong link-quarter growth in net interest income now up for each of the last four quarters. We continue to take prudent steps appropriate in an uncertain economy. We are for example seeing a slow down in loan growth. As you know, we run a conservative credit quality driven organization. So we have not and will not sacrifice our standards for the sake of loan growth. So as long as the economic outlook continues to be uncertain, you should expect to see slower loan growth that reflects the economy and our credit culture.

Also, as expected given the economy our nonperformers have risen somewhat from the last quarter. Although, even with the increase in nonperformers they're essentially unchanged from year-end 2000.

To remind you of some of the details from last quarter we did experience a decline in nonperformers last quarter because we were able to sell several large nonperforming loans at favorable prices in the secondary market. We also said at that time, that we were not signaling that we were out of the woods in this credit cycle and that continues to


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be our view today. Over the coming quarters, we should continue to see some increase in nonperformers which we continue to believe will be entirely manageable.

Now I want to emphasize that even with the increase in nonperformers this quarter, our current level of nonperformers is a very low 63 basis points. This number looks extremely low compared to current peer bank results. Throughout this economic cycle we would expect to continue to maintain our nonperformers at levels considered best in class in the industry.

On the other hand, as we discussed last quarter, our Company continues its focus on building deposits. This Company wide deposit focus continues to show strong results with many deposit categories showing link-quarter growth.

In our asset and wealth management area, our fees were fairly flat from last quarter and also from the second quarter last year. As you know most of our fees are based on market values of assets. Compared to the S&P Index down over seven percent year-to-date and down almost 16 percent over the last 12 months, we believe that flat fee growth for the moment may not be that bad.

However, it's clearly not where we want it to be. And as you know we have spelled out plans to improve this fee business over the last few quarters. And I'm happy to tell you that we're beginning to feel much better about our prospects in this area. Our investment performance importantly, net asset flows, and new account sales are all improved. So we think we've done the things we've committed to. The only thing missing to deliver double digit fee improvement in this area is a little market cooperation.

Now in other fee areas our mortgage area delivered a knock out performance in the quarter, largely due to refinance activities; up over 120 percent over last year. Service charges also showed very nice improvement up almost 20 percent over last year. Our investment banking customer trading commission business are up over 30 percent. So the strong improvement in these businesses we saw last quarter have continued into the second quarter. In summary, overall our fee areas in total are performing very, very well.

Finally, we continue to show results from our efficiency initiatives especially those related to expense management. And we've improved the efficiency of SunTrust without impacting service levels at the point of customer contact.

So with that let me say that we feel very good about the quarter, as we noted in our press release. I think when you look at the quarter's results in the context of our Wachovia proposal it confirms the point we've been making all along. Despite rhetoric to the contrary, SunTrust's earnings record is a plus and speaks to the integrity of our proposal.

Now I'll turn it over to Gary for some deeper discussion of the numbers. And then we'll take your questions.

GARY PEACOCK: Thank you, Phil. First a couple of unusual items for the quarter. The first is the sale of SunTrust Credit Corporation. We took a charge of $17.4 million. Of that $12.7 million was a write off of goodwill. And another $4.7 million write off or write down into the other expense category. In addition, or as a result of that transaction, you will see $6.6 million of loan loss reserves that were transferred out. This transaction, the sale of this Company was done to reduce the credit risk profile of the Company.

Another unusual item, our One Bank expenses (and the One Bank initiative is to enhance customer based systems which will create operating efficiencies in the future). The One Bank expenses have continued from the first quarter, and they were $14.7 million for the quarter with most of those reflected in the personnel expense line item and the other expense line item. We have attached to the normal financial results that we share with you an appendix that breaks out our normal run rate of expenses with the effect of these unusual items.

Finally, in the quarter, we did some repositioning of the balance sheet. The goal of this repositioning was to reduce risk to rising interest rates. The first half of the transaction was to shorten duration of assets in our investment portfolio which resulted in a $27.4 million net gain. We used those gains to reposition the liability side of our balance sheet.

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

We eliminated $1.2 billion of funding with a cost of $6.82 and reissued $1.2 billion of funding with the cost of $5.18. We were able to extend the term of these liabilities from one year to four year. And as an added benefit we reduced the funding rate run cost by approximately 165 basis points going forward which will help for spread purposes in the future. In essence we annualize security gains by lowering our future funding costs. The early extinguishment of debt (the elimination and the reissue of the refunding) was accounted for according to GAAP as early extinguishment of debt and is recorded as an extraordinary item on the income statement.

So in summary, overall we felt it was the right time and the right cycle to modestly reposition. And we took $24.7 million of gains to shorten the duration of assets, which is related to a $24.7 million cost in order to lengthen the duration of liabilities. And overall, we've improved the interest rate risk profile of the Company.

Moving to interest, net interest spread income for the quarter, we were up 7.1 percent. And on a link-annualized basis net interest income was up 9.3 percent. We continue to get benefits of the Fed rate moves. And this quarter we added four basis points to the margin on a sequential basis. Our increase in net interest margin dollars is one half driven by rate and one half driven by volume.

We continue to see improvement in our loan portfolio margins for most of our loan portfolio categories. Loan growth overall, as Phil mentioned, netting out securitizations that occurred in the first - in the fourth and first quarters - net loan growth was four percent. To remind you of those securitizations, in the fourth quarter of last year we securitized $1 billion of residential mortgage loans. And in the first quarter that securitization was $2.9 billion. And they were moved to the securities portfolio so still remain in earning assets, but no longer captured in the total loan category.

Our loan growth by category. Commercial loans were up about one percent, real estate related loans up eight percent. Our mortgage line item was flat, adjusting for securitizations. Our direct installment grew four percent. And our indirect business grew 12 percent.

Moving to deposits. We've talked to you about our Company's major deposit focus. And we've built initiatives around new products, as well as promotions and incentives to sell more deeply to our customers. We've also installed a new sales management process that has added benefit in our focus on deposits. We've achieved great success, especially with the new money market account that has been well-accepted by our customers.

In fact, we have generated $3.6 billion of growth of money market funds since the beginning of the year. The money market account line item has grown 27 percent on a year-over-year basis. Moreover, this new money market account is capturing natural run off that has been occurring historically in our CD and savings portfolio. And we estimate that roughly 60 percent of this money market growth is new money with the other 40 percent reflecting some recapture of dollars that were previously running off or leaving our Company.

This new account is primarily sold to the high end, middle market segments and the affluent segments. And we know based on profitability that customers are much more profitable and we are able to sell deeper to these customers if they hold this product, which should bode well for future success of your Company.

Other deposit categories, successes DDA for the quarter were up 11 percent on a link-annualized basis. And NOW accounts grew nine percent on a link-annualized basis. Looking at core deposits (and we define core deposits as all deposit categories less the foreign deposits, brokered funds, and jumbo funds) were up 17 percent on a link-annualized basis and up five percent over prior year. So you can truly see the impact the growth of this money market account has caused to the total deposit portfolio.

As you review our financials, you will see various views of deposits. We present our -our- customer deposits on the financial highlights page of the financials. You will see other deposit categories in the financials that don't show growth as pronounced as I've indicated today because those total deposit categories again include the foreign, brokered, and jumbo line items that we have let run off somewhat as we have replaced those funds with core customer deposits.

Moving to noninterest income. In total without security gains and losses, noninterest income is up 12 percent year-over-year and up 22 percent on a link-annualized basis. Driving this tremendous growth is our mortgage line item, which has grown 78 percent year-over-year. Phil indicated the effect of the refinance boom-let. We were able to capture great revenues in this line item. Specifically our production related income has grown 158 percent. That amount is partially offset by mortgage servicing income which actually is negative by $2.6 million due to some MSR amortization write downs that have occurred because of the refinancing of the portfolio.

The mortgage production for the quarter, $6.4 billion compared to first quarter which was $4.5 million, so up 41 percent quarter-over-quarter.

In the second quarter, 60 percent of that volume was refinance, 40 percent of that volume was purchase. In comparison, the first quarter 53 percent refinance and 47 percent purchase. So there was a more pronounced shift towards refinances in the first quarter.

Our production shift also moved more towards retail origination versus wholesale and correspondent channels which is clearly more profitable to the Company. In summary, two things caused our revenue improvement in mortgage. The first, much higher volumes, and second, more profitable mix especially towards the retail channels. Our servicing portfolios at the end of the quarter was $45.5 billion versus $43.1 billion in the first quarter, which is up six percent.

Moving to service charges. We moved up 18 percent on our link-annualized basis. We're getting better pricing. More consistent pricing across our footprint, which is especially a reflection of standardization efforts that we have built into the Company over the last several quarters.

Moving to retail investment income was up 10 percent over the first quarter, but it's still about down 10 percent over prior year which is market driven. Our retail investment production income comes from the following sources. Forty-percent is related to fixed income sales, 25 percent to third party mutual funds, 25 percent to the STI classic funds and 10 percent equity sales.

Moving to our investment banking and trading line items. We believe we should look at these two line items together because our trading account is mostly to customers. It's commission driven and it's customer transactions on things such as derivative sales. Those two line items together were up 30 percent year-over-year, and they continue to show strength from the first quarter.

Moving to the trust line item. Phil mentioned basically that it was flat sequentially and from the prior year. He also mentioned some promising trends in three key areas: investment performance, improved asset flows and improved news sales. So let me highlight some of those issues in more detail.

First, the investment performance. Seventy-percent of our equity and fixed income funds have LIPPER ratings of at least A and B which is quite an improvement over prior quarters. And that improvement in investment performance has driven improved asset flows and new sales. For instance, asset flows for our total complex year-to-date are up over $3 billion which is more than twice the rate we saw in the same period last year. Our STI classic funds are up 18 percent from the beginning of the year. Most of that is in money market funds. But we're also showing growth in other categories.

Looking at new business in the trust area. Average sales for the second quarter were 50 percent higher than those corresponding sale in the first quarter. And our close of business is down 13 percent year-to-date. These are customers that are at attriting. It's better than it's been, but it's still too high. And it is hindering somewhat our performance.

Now let's move to noninterest expense. The appendix of the financials point out some adjustments we've made to special items. If you look at that adjusted noninterest income - noninterest expense item, you'll find that noninterest expense is up - adjusted noninterest expense is up four percent over prior year, but is down one-half of one percent from the prior quarter. Driving those reductions in expenses are personnel expenses which are down 1.3 percent on a link-annualized basis. Components of that line item, salaries are down six percent, our head count reductions are in place and are taking effect.

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

Working against that personnel expense, we did see a 33 percent increase in other compensation. But that was due primarily to commissions paid to our mortgage originators to cause that great mortgage revenue line item.

Moving to equipment expenses. They are down 13 percent year-over-year which again is a reflection of the standardization efforts of the Company. The amortization line item stands out showing a significant increase. But I would point out that it is fully explained, the $12.7 million increase is fully explained by the write off of goodwill due to the sale of SunTrust Credit Corporation.

Looking at marketing expenses. Down 17 percent year-over-year. There were some extra marketing expenses that occurred due to our CrestStar merger last year that's causing some of that decline. But you should expect to see this item move slightly up as we continue to build our branding.

Share buybacks for the quarter were 3,550,000 shares purchased. We have not purchased any shares since we mailed our proxies. And it's our intention not to repurchase any shares during our solicitation period against the First Union (Company: First Union Corporation; Ticker: FTU; URL: http://www.firstunion.com/) Wachovia (Company: Wachovia Corporation; Ticker: WB; URL: http://www.wachovia.com/) merger.

In summary, core revenue which is defined as net interest income, tax equivalent, plus fees minus security gains and losses are up 8.8 percent year-over-year an up 13.8 percent on a link-annualized basis. In comparison, our noninterest expenses or only up 4.3 percent, or only up half the growth rate of our revenues on a year-over-year basis. And in fact our noninterest expenses are down quarter-over-quarter compared to an almost 14 percent increase in revenues. Demonstrating of course very strong operating leverage for the Company as the expense growth is well below the revenue growths on both the year-over-year and a link-annualized basis.

Finally, our capital remains strong. Our tier one ratio in the second quarter is up to 6.95 from 6.85 in the first quarter. And our total capital ratio is up to
10.75 up from the 10.65 in the first quarter. This growing capital position will continues to support the Company's consistent and growing dividend payments to its shareholders and will also support future share repurchases.

Now with that I'll turn it over to John Spiegel for some summarization.   John.

JOHN SPIEGEL, VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, SUNTRUST: Thank you, Gary and good morning. I would first remind you of our cautionary, forward-looking statements.

Our balance sheet continues strong. During the quarter we repositioned the rate sensitivity of our balance sheet by shortening bond and lengthening term borrowing maturities. Retail deposit growth has been good and reflects success of promotions and the introduction of new services.

The loan portfolio continues strong. Charge offs and total nonperforming loans are low considering general economic conditions. Off balance sheet exposures are limited and exposures are well reserved. And we are well capitalized and manage our capital accounts to maintain that strong position. Our earnings momentum is good. We continue our long-record of quarter-after-quarter operating earnings per share growth. Lending spreads and interest rate margins have improved and are improving. Trust income has now been growing though at a very slow pace quarter-by-quarter for the last three quarters. Other fee income areas had been meeting or exceeding our expectations.

Expense management initiatives are paying off, though, somewhat masked this quarter by bonus accruals due to the high level of mortgage production income. And the charges associated with the sale of SunTrust Credit Corporation.

However, most importantly while - at the parent level there is some distraction over the Wachovia proxy solicitation, our employees throughout the Company continue to be focused on servicing customers and building the communities in which we serve.

At the end of March, the I/B/E/S analyst consensus estimate for the full year 2001 earnings per share was $4.70 - [$4.]77 a share. We are not uncomfortable with the March consensus forecast which is somewhat higher than the current consensus. Thank you. Phil.

PHIL HUMANN: Thanks, John and Gary. Before we open it up to your questions, we received through major newspapers at least along the east coast of the country six questions from our friends at First Union. There's a full page article for those of you who haven't seen it entitled six things SunTrust won't be talking about today.

So we thought we should accommodate our new found analyst community at First Union and Wachovia by responding to these six questions. I might add, we're making some progress because the last time this was done there were 11 questions. So we've at least worked the number down. And I think I can go through these in very short order and essentially dismiss these concerns.

Item number one is an allegation of serious regulatory capital concerns. As almost all of you know, capital is not an issue in this transaction. SunTrust is and will remain well capitalized. We're honestly surprised that First Union continues to bring up the capital issue since we have demonstrably better credit quality and higher credit ratings than does First Union. Our second quarter, '01, tier one capital ratio actually improved from 685 to 695.

Question number two, or I guess allegation number two, is an uncomfortably high percentage of earnings with respect to our proposed dividend in the Wachovia transaction. Our cash dividend pay out, notwithstanding what's included in this full page here - cash dividend pay out ratio will be 41 percent next year, inline with industry peers, and median is about 37 percent. This ratio, based on projected earnings growth, will quickly fall to our normal range of between 30 and 40 percent.

I would remind you that our five year dividend growth is 14 percent. We've increased our dividend for 16 consecutive years since the Company was formed and we have never cut our dividend. Now I might also remind you some fairly recent history that First Union had a much higher dividend pay out ratio before they cut their dividend in half within the last year.

Allegation number three, the same old story of earnings momentum has hit the wall. We think our first and second quarters speak for themselves. And as you know we reported today earnings per share growth of 13 percent and net income growth of nine percent.

Item number four is an allegation that it would take more than a decade to create new capital under the SunTrust transaction. We would simply remind you that the combined SunTrust/Wachovia would generate tremendous capital as cost savings are fully phased in.

Item number five is an allegation of a low satisfaction CRA rating. I might note here that that is a small part of the CRA story. We did in fact receive a low/sat which is a new rating from past exams on the lending portion of CRA. We actually received an outstanding on another portion of CRA. So that our CRA rating is firmly in the satisfactory category and is representative of a very recent CRA exam and I believe First Union's last CRA exam that was completed was in 1997.

We also have received about 100 letters of support with respect to our Fed application from various community organizations that are very satisfied with SunTrust support of our communities.

And last but not least, an allegation that our proposal would lead to many months of uncertainty and may never result in a completed transaction. We believe that because our deal is superior to First Union's proposal and is resonating with Wachovia shareholders that if in fact they turn down the First Union's proposal on August the 3rd, we would expect that a very strong message would have been sent to the Wachovia board. And it is still our hope that they would then sit down with us and negotiate a transaction on a very friendly basis.

So I wanted - although we didn't anticipate having to deal with those six issues, again - I wanted to sort of clear the air and set the record straight on those, and now I think Gary we're ready to receive your questions.

GARY PEACOCK: Enrico if you will open the lines for questions-and-answers.

OPERATOR: Thank you. The floor is now open for questions. If you do have a question or comment you may press one followed by four on your touch-tone phone. If you're on speakerphone, we do ask that you please pick up your handset to minimize any background noise. If at any point, your question has been answered, you may remove yourself from the queue by pressing the pound key. Once again, if you do have a question or a comment at this time, you may press one followed by four on your touch-tone phone.

Our first question or comment is coming from Catherine Murray of J.P. Morgan.

CATHERINE MURRAY, JP MORGAN: Good morning. I have two questions related to the NPA. First, could you elaborate on what was the nature of the increase in the NPA amounts this quarter? And second, could you tell us how many loans were sold that would have - this quarter - that would have gone on NPA status.

TED HOEPNER, VICE CHAIRMAN OF TECHNOLOGY, LEGAL, HUMAN RESOURCES AND CREDIT QUALITY, SUNTRUST: This is Ted Hoepner responding. The first question has to do with the nature of the increases. We had two large credits that went NPA both of which were bankruptcies. The first - the largest was Warnaco. The second was U.S. Gypsum. They represented of the gross NPA increase for the quarter - over 60 percent net of sales and charge downs over 100 percent of the increase.

This quarter, we sold three loans that were nonperforming loans, and one loan that was not a nonperforming loan was approximately the same amount as we sold in the prior quarter. And a little larger charge down than in the prior quarter. So about the same level of transactions in both. Were you to look at just nonperformers. We sold down $35 million in nonperformers this quarter against $57 million in nonperformers last quarter.

PHIL HUMANN: Ted, you might want to clarify, I believe one of the loans we sold this quarter was actually performing.

TED HOEPNER: There was one performing loan this quarter. There was one performing loan last quarter, correct.

CATHERINE MURRAY: And the performing loans would be included in the $39 and $57 million amounts?

TED HOEPNER: Actually, the performing loans are not in that number. One performing loan in this quarter was a large credit. It was about $38 million. We sold it for 98 cents on the dollar. Last quarter, the nonperformer was small. It was only $7 million. We sold it basically for no loss, 98 percent also on that credit.

CATHERINE MURRAY: OK. Thank you.

OPERATOR: Thank you. Our next question or comment is coming from Mike Mayo of Prudential Securities.

MIKE MAYO, PRUDENTIAL SECURITIES: Hi. Can you comment about the merger? I guess the first question is, any read from the feedback from the proxy solicitation process so far? And second, Phil, I think you said that you might need a seven percent premium to make it more competitive, you aren't there now. Just where is your thought process as we stand here today?

PHIL HUMANN: Let me defer, because I'm not individually capable of answering your proxy solicitation question. With respect to the spread, the seven percent number Mike is not my number. It's a synthesis of numbers that we received from the institutional investor community when we made our visits shortly after our announcement. Some numbers were lower than seven, some numbers were higher than seven. But seven percent seemed to be sort of in the sweet spot of what people then were looking for.

I might add, that the spread has decreased not because SunTrust stock is lower than it was when we made our offer. In fact, SunTrust stock is slightly higher than it was when we made our offer - and therefore, the value of our proposal is slightly greater to the Wachovia shareholder. One hundred percent of the spread decrease has come from the rise, somewhat inexplicable rise in my personal view, of First Union shares. And so we think that now First Union is and Wachovia are out of the market with respect to purchasing their own and each other's shares and that we will return to more normal market conditions. And our hope is that the spread would increase somewhat from that standpoint.

I also believe that our earnings that we've reported today are suggestive of a good future for SunTrust with respect to earnings and I hope that will make investors feel better also. So I think there are a number of things that have happened and that could happen between now and August the third to increase the spread. And obviously we are doing everything we can to accomplish that.

We still believe our offer is the superior proposal. We still have the better price. We still have a much simpler dividend with prospects for growth as opposed to no immediate prospects for growth. We still have lower integration risk. We still have 3000 fewer layoffs.

So other than the rise in First Union stock, our proposal is as good or better than it was on the day we made it. Now we will be returning to the investor community you know in the next few weeks for a round of another visits. We anxiously await the ISS opinion on these transactions. So I think a lot can happen in the next few weeks that will increase the spread. But the fact of the matter is the SunTrust Proposal was and is superior to the First Union Proposal.

GARY PEACOCK: And Mike, to your first question to give you a read on the proxy process due to some SEC rules we and the other side are not allowed to comment on any reads or tea leaves that we're seeing as a result of proxies that are coming in.

MIKE MAYO: All right, thank you.

OPERATOR: Thank you. Our next question or comment is coming from Chip Dickson of Lehman Brothers.

CHIP DICKSON, LEHMAN BROTHERS: Good morning. A couple of questions on the quarter. First, on the service charges and the sustainability of the growth rate there. It sounds like most of the increase in service charges has come from repricing. And so I was wondering how much of the growth has come from just increasing the pricing and how much from customer growth?

Also, if you would talk about your tax rate and any kind of instruments you might have to lower the tax rate? And then finally, where the diluted share count ended up?

GARY PEACOCK: Let me take the service charge item and then John can talk about the tax rate. You know clearly we would not suggest today that an 18 percent increase in service charge is sustainable over the horizon. We are seeing some benefit for some re-pricing, mostly some standardization where we had differentials in pricing of various products across our footprint. And as we have built efficiencies into the Company, we have taken advantage of those misprices. And has created you know a more consistent pricing sheet for our Company.

We estimate that you know service charge increases from customer growth is about six to seven percent of that number with the rest due to repricing. On an ongoing run basis, you know we would expect that number to revert back to increases caused by customer attraction and managing customer attrition as opposed to any superior or large additional future benefit from repricing because we think we're pretty much there on the repricing capabilities.

John, the question on the tax rate.

JOHN SPIEGEL: Chip, good morning. We have a tax rate that equals about 34 percent. I think it's 33.8 percent for the quarter. That's very much in line with what you should normally expect for - on a continuing basis. It is down slightly from the statutory rate because of some leasing activities that we do - some business activities that we have embedded in the Company.

CHIP DICKSON: And then the share count where did it end up for the quarter on a diluted basis?

GARY PEACOCK: On a diluted basis, 291.7 million shares. I'm sorry Chip, that's average.

CHIP DICKSON: That's average.

GARY PEACOCK: I will -288.5 million shares.

CHIP DICKSON: OK. Thank you.

OPERATOR: Thank you. Our next question or comment is coming from Richard Bove of Raymond James & Associates.

RICHARD BOVE, RAYMOND JAMES & ASSOCIATES: Hi, good morning. I apologize for my voice. I have a little laryngitis. I have two questions if I might. One I'm wondering about the sustainability of the mortgage - production related income. And second, I wonder if you could give me some color concerning the size - sorry
- the growth of the loan portfolio since SunTrust historically has been an aggressive lender, the fact that loans were relatively muted in growth this quarter is a bit surprising.

JOHN SPIEGEL: Dick, good morning. Let me do the first part and having to do with the mortgage production income. Obviously, it was an extraordinary quarter. And you should not expect that to occur every quarter. Growth has been good. We - the underlying growth - it is a quarter, however, where we provided two major offsetting items against that income. One is the accrual bonuses which shows up in the personnel expense line. That growth in personnel expense as we heard from Gary earlier is principally due to those bonuses tied to mortgage loan production.

Secondly, it was that extra income gave us some support as we decided to sell the SunTrust Credit Corporation. And so there is some extra revenue in the loan production side, but there's also these other two items that were substantially offsetting against that. Gary.

GARY PEACOCK: But the refinance boom-let that we saw in the first and second quarter, actually it was sustained from the first quarter into the second core quarter. You know we're now seeing that slow down already in the application volumes. So you know you should not expect to see a $50 million line item in the coming quarters.

RICHARD BOVE: And I'm just wondering concerning your loan growth it appears to be down 2.4 percent quarter-over-quarter. And as I say that's a little bit surprising relative to your past history.

GARY PEACOCK: Yeah. Now the first thing you have to do is you know there is this securitization effect in the fourth quarter of last quarter and the first quarter of this year. We securitized some residential mortgage loans and moved them up into the securities held for sale line item. If you adjust out the effect of the securitization on the total loan line item and the total loan growth, total loans for the Company grew about four percent quarter-over-quarter which is down from the high single digits low double digits that we've seen.

The rest of that slow down Dick is driven by the economic horizon. You know we are a credit quality driven organization, and we are not going to sacrifice long-term performance of the Company for any short-term gains we may get by lending too deep into the wrong companies and the wrong industries.

RICHARD BOVE: Thank you. It actually was an excellent quarter. Thank you.

GARY PEACOCK: Thank you.

OPERATOR: Thank you. Our next question or comment is coming from Kate Bleecher of Sandler O'Neill.

KATE BLEECHER, SANDLER O'NEILL: Thank you. Actually I have two questions. One is, could you give a little bit more detail on the STI Credit Corp? And what the impact of that sale had if any on charge offs and nonperformers? And also, what was it's revenue contribution?

And then I have a second question on the Company interest rate sensitivity you tend to benefit with falling rates. With the repositioning of the balance sheet this quarter, could you go into a little detail of what the impact of that will be?

JOHN SPIEGEL: The sale of the Credit Corp was one that should have very little or nominal impact on the bottom line. For the first five months of the year before we sold it we had made about $2 million from the Credit Corp. It had total loans of approximately $400 million. Most all of those, a very small amount were actually classified as nonperforming.

However, as we look forward to the rest of the year and to subsequent years we were concerned about the credit quality. We were concerned about needing to provide more reserves and what could be a deteriorating situation. And so that led to the sale. Again, nominal impact, or essentially no impact on the bottom line as we anticipated it for the year.

Gary.

GARY PEACOCK: Yeah. And I would add, we didn't tell you what the SunTrust Credit Corp really was. We did in our press release when we announced it but it was - it's a small finance company that was engaged in lending to a franchise operators, small ticket leasing and small business lending. And we sold that organization to Textron.

Kate, good morning. Your second question was how has our interest rate sensitivity changed? You know we are describing our balance sheet re-positioning as modest. It has effected about $1.2 billion of assets and we're a $100 billion organization. So it was modest. But from an interest rate sensitivity, previously a one percent change in rates ramped up over six to nine month period would have caused about 100 basis points change in net interest margin dollars with the balance sheet repositioning, we would expect that same 100 basis point change in rates ramped up over six to nine months to create a 90 basis point change in net interest margin. So we are slightly less liability sensitive than we were formerly.

KATE BLEECHER: OK. Thank you very much.

GARY PEACOCK: OK.

OPERATOR: Thank you. Our next question or comment is coming from Jennifer Thompson of Putnam Investments.

JENNIFER THOMPSON, PUTNAM INVESTMENTS: Hi, good morning. I just had a couple of questions, my first was could you just give a little more detail on the net flows this quarter in the trust business? And second of all, in the trading line, were there any FAAS 133 related gains on any SWAP positions?

JOHN SPIEGEL: As it relates to the SWAPS the answer is no.

GARY PEACOCK: Yeah, Jennifer, that trading line item was almost completely explained by derivative sales to customers. And these are customers that we have relationships with.

Your first question which are - which I think was related to asset - net asset flows.

JENNIFER THOMPSON: Right.

GARY PEACOCK: The net flows first six months of this year, compared to the first six months of last year are up about the $2 billion, or about a little over 100 percent. The purchases are up about six to seven percent. The redemption's had shown a reduction or a reduction of attrition. They're down about seven to eight percent.

JENNIFER THOMPSON: OK. In terms of link-quarter the flows - were there positive flows this quarter?

GARY PEACOCK: Yes, there were positive flows this quarter. I don't have my quarterly data with me at this moment. I can call you back with that answer at the end.

JENNIFER THOMPSON: OK. That's great. Thank you.

OPERATOR: Thank you. Our next question or comment is coming from Keith Horowitz of Salomon Smith Barney.

KEITH HOROWITZ, SALOMON SMITH BARNEY: Good morning. A couple of questions, one is on the retirement of the debt. One was when did you do that? And two also I just wanted to double check my numbers here because it sounded like the duration on the debt that you extinguished was one year. And you're saving about 165 basis points on that debt. Over one year I come up with about $20 million in savings. And the penalty was around $27 million, so I was just hoping you check my math.

And then the other question was on other income. If there are any - it seems like it was kind of high. If there was any gain on sale of loans, or if there's any flow through from gain on sale from Star Systems or maybe some gains on noninterest earnings assets and that number.

GARY PEACOCK: OK. Digging in a little more deeply into the retirement of debt, it was 165 basis points on about $1.2 billion savings. And we extended the maturities from about one year to a little bit less than four years. But on the other side - and that would be roughly about $20 million positive impact over a four year period - on the other side of that, however, the shortening of the duration of the investment portfolio, went the other way. About 135 to 40 basis points, so the net of the two is you know 25 basis points on somewhere between a $1 billion and $1.2 billion, positively. And then ongoing, you know three to four years out. Your first question was when did we retire the debt.

JOHN SPIEGEL: We did it during the quarter. It was done during the months of April and May - I'm sorry of May and June.

GARY PEACOCK: OK. It wasn't just one transaction. It was over a two month period. Keith, did you have another question?

KEITH HOROWITZ: Yeah, on the other income, it seemed like the run rate was a little bit higher than what you had in 1Q. I was wondering if there was any flow through from the gain on Star Systems or gain on sale of loans in the quarter? Or anything else that might have distorted the number.

GARY PEACOCK: There's no overhang of Star System. It's - you know that other line item is a combination of lots and lots of lines moving slightly different dollars and different directions. There's nothing major or material in that change. And it's actually less than last year.

KEITH HOROWITZ: OK. And then finally on the commercial charge offs I just wanted to double check my numbers. It looks like commercial charge offs were about $52 million in 1Q about - and it comes all the way down to $23 million this quarter. Is it correct that there's about $12 million in special charge offs related to those three loan sales in 1Q.

GARY PEACOCK: Yeah, in 1Q they - I'm sorry go ahead.

KEITH HOROWITZ: And if is, then what is the reason for the large decrease in commercial charge offs from 1Q to 2Q.

TED HOEPNER: Well you're correct. And it was $12 million in the large loan sales in the first quarter. There - it was about $17 [million] in the second quarter. In the first we took the opportunity to charge down several other credits apart in anticipation of their continued deterioration. We didn't do that this quarter.

KEITH HOROWITZ: OK. Great. Thank you.

OPERATOR: Once again, ladies and gentlemen, if you do have a question or comment at this time, you may press one followed by four on your touch-tone phone. We do encourage that you please utilize your handset to minimize any background noise. We do have a follow up coming from Catherine Murray of JP Morgan.

CATHERINE MURRAY: Yes, just two follow-ups please. The first is going back to the mortgage income, would there be large amounts of gain on sale in those numbers? Or is it pure origination fees?

GARY PEACOCK: The flow business, is that what you're questioning Catherine?

CATHERINE MURRAY: Yes. I guess my question is - is there - what is the amount of gain on sale of either mortgage loans or servicing that would be included in the mortgage income numbers?

GARY PEACOCK: There is - I mean year-to-year there's no material change. The flow gain for the quarter was about $4 million. But that was offset by some securitization gains and loss of sale of other mortgage backed securities. So the net was about you know $150,000 total net flow servicing.

CATHERINE MURRAY: OK. And then, separately the detail that you gave us on the composition of the loan growth, were those numbers link-quarter annualized or year-over-year? What were those growth rates?

GARY PEACOCK: Those were year-over-year.

CATHERINE MURRAY: OK. Do you have the same numbers for link-quarter?

GARY PEACOCK: Link-annualized for commercial was - commercial was down about five percent. Real estate link-annualized up about five percent. The direct portfolio link-annualized was up about one-half-of-one percent. And indirect was up link-annualized about 13 percent.

CATHERINE MURRAY: OK. And the mortgages?

GARY PEACOCK: The mortgages were for the most part flat quarter-over-quarter.

CATHERINE MURRAY: OK. Thank you very much.

OPERATOR: Thank you. Our next question or comment is coming from Jon Balkind of Fox-Pitt Kelton.

JON BALKIND, FOX-PITT KELTON: Good morning. Just a couple of quick questions. One, just to clarify on the Credit Corp. sale because it was a bit confusing in the press release, was the only impact there in the expense line at $11.3 million after tax? And then the removal of reserves? Or was there some other credit hit that showed up somewhere not related to the balance sheet. Two, could you talk a little bit about the mortgage originations and what the changes have been in the retail and wholesale channels? And I guess, lastly, could you talk a little bit on the credit side about your migration on the watch list and what you're seeing besides what you saw this quarter?

GARY PEACOCK: OK. Let me - let me find the number on the mix of retail wholesale correspondent and in the meantime we'll answer the STI Credit Corp. question.

JON BALKIND: OK.

TED HOEPNER: Nothing unusual in the Credit Corp. I don't - I don't think there's anything material there to really discuss. But, the - if you - if you talk about credit quality in the watch list, the economy continues to slow. It's reflected in the watch list. We've got SNC results coming forward. So, you know, I don't hold out great hope for the near term future. We need to see an ...

OPERATOR: Thank you. Our next question or comment is coming from Chip Dickson of Lehman Brothers.

CHIP DICKSON: Yeah. Just a couple of follow ups. First, on the credit side, any comments on how the shared national credit exam's going? And then, your net charge off ratio seemed to be at the low end if not below the low end of expectations. Talk about the outlook of those going forward. Second, your card revenues appeared to be very strong this quarter. If you'd talk about that. And then, finally, what's the tenor of the economy like?

TED HOEPNER: The economy is continuing to slow and, of course, that is reflected in our view of the watch list, SNC credits. We're going to see some increase in nonperformers coming from that in all probability. We don't see anything real material from where we are today. But it - there will be - there will be some increase. Our own SNC exam came out fine. We didn't have any surprises whatsoever there.

PHIL HUMANN: Chip - and I think responsive to Jon's question - and Jon, we'll get back to you because somehow you got - you got tanked. Last year, our shared national credit exam also went very, very well with, as I recall, a single down grade. This year's exam went also very, very well. And of the - as I recall, 70 plus credits they looked at, there were only three down grades.

But, look, we got somewhat of a surprise last year when the rest of the story came in. So, we're not - we're not predicting a shared national credit outcome based on the credits that were looked at within SunTrust.

CHIP DICKSON: OK.

GARY PEACOCK: And let me - and, Jon, we don't know - again, how you got dumped. Let me answer your question regarding the mix of the mortgage production. In the second quarter of this year, 29 percent was through the wholesale channel. 28 percent through the correspondent channel. And 43 percent through retail channels. Compared to the first quarter of this year which was 33 percent wholesale, 29 percent correspondent and 38 percent retail.

And Jen Thompson ...

PHIL HUMANN: So wholesale is down and retail's up.

GARY PEACOCK: That's right.

PHIL HUMANN: That's a whole different story.

GARY PEACOCK: Which is the mix more - towards more profitable origination. And Jen Thompson you have asked what the net inflow of funds was on a link-quarter basis. And that was $1 billion.

Chip, did we answer all your questions?

CHIP DICKSON: Just on the charge off side, Gary .

GARY PEACOCK: OK.

CHIP DICKSON: They appear to be well below - well, lower than expected.

TED HOEPNER: That's - they are what they are. I don't know what else I could say about charge offs. We think they're higher than we would like them to be. You may think they're low. We kind of feel the other. We're pretty conservative as you know. So, they are what they are.

GARY PEACOCK: Yeah. And the 38 basis point charge off in the first quarter, you know, was partially related to the sale of those three large credits. And at that point, you know, we shared with you that our expectation would - for charge offs remainder of the year would be in the mid 20 basis points. And, you know, 22 basis points is pretty close to that number.

CHIP DICKSON: OK. Thanks.

OPERATOR: Thank you. Our next question or comment is coming from Tim Wallach of Halcyon Partnership.

TIM WALLACH, HALCYON PARTNERSHIP: Good morning. Now that your earnings are out and your proxy is out with regard to the Wachovia situation, you're saying that you're hoping that the spread versus the First Union offer will increase and that it will approach the five or seven percent that institutions have indicated to you. Is there anything that will make you change the proposition or the terms of your bid if that spread does not materialize?

PHIL HUMANN: Well, we have said so many times that I can't count them that any change in our offer would be bidding against ourselves. And so, we have no intention of bidding against ourselves. And that's, you know, I mean, that's all I can say about it.

TIM WALLACH: Fine. I just wanted to double check now that, you know ...

PHIL HUMANN: Now, we also have said and continue to say that if we are successful in the North Carolina Business Court in overturning the outrageous and excessive deal protection provisions, then we would be happy to share some of that with Wachovia shareholders as opposed to writing a check to First Union.

TIM WALLACH: Understood. When you say you're bidding against yourself because you feel that you have the superior bid, but let's say it's a week or two before the vote takes place by Wachovia shareholders and the spread has not gone further in your direction. You would still hold to the same statement as you just made.

PHIL HUMANN: Absolutely.

TIM WALLACH: Very good. I appreciate it.

GARY PEACOCK: Yeah. And I would add that the seven percent spread is what we heard, you know, primarily - from a institutional holders, you know, well over half of the shares are held by retail holders. And spread is certainly important to that group, but that group also tends to be long-term holders of Wachovia stock who have capital gains implications of selling.

We know from - in talking to those shareholders that they like our currency - the performance of our stock over time more and the dividend issue is still burning on their minds. They don't like the fact that First Union cut their dividend in the first quarter of this year. They don't like this hard to explain deferred preferred dividend security they're being given - they don't like the option one, which is take a 48 cent extra dividend.

And they're confused by the whole correction that the other side made to their dividend strategy. They have looked at our dividend performance over time. They liked the fact that we've increased our dividend since 1985. The growth rate in dividends has been 14 percent over the last five years. And dividends are important. So, you know, the retail shareholders, you know, are going to really help decide this more than they do in most transactions of this sort.

TIM WALLACH: Thank you.

OPERATOR: Thank you. Our next question or comment is coming from Nancy Bush of Ryan Beck and Company.

NANCY BUSH, RYAN BECK AND COMPANY: Good morning. This is a deal related question. So, I think we were all a little bit surprised about the letter to the Fed and, you know, what that seems to have tipped off. Could you just kind of give us the thinking behind that? And at what point does this thing kind of turn into mutually assured destruction? You know, at what point does it become so radio active that no matter who wins it's not worth it?

PHIL HUMANN: Well, Nancy, let me respond to your question and then maybe let John Spiegel or Ray Fortin fill in some details. It is our responsibility to respond, we believe, to applications such as the First Union application to the Federal Reserve Board. I would call everyone's attention to First Union's response to our application to the Federal Reserve Board, which was not exactly a valentine card.

We think it's our responsibility to call to the Fed's attentions matters that we believe to be of substance and that are entirely accurate. And, therefore, we felt compelled to include in that letter what was included.

JOHN SPIEGEL: One other thing, Nancy, the - First Union has clearly brought up the subject of capital. As you know, we manage our capital position to be at a strong double A level at the bank level and an A plus at the - an A - a one at the parent level and we're going to protect that and do what we need to do to keep that. At the same time, it's fair to talk about their capital.

And about the nature of the businesses that they're in and the capital support that's required to cover those. So, when there was then one issue played up substantially in the newspapers that came out of the Fed letter there are a number of other issues that are in that Fed response that deals with a broad range of businesses and the character of the businesses that they're in.

PHIL HUMANN: I might also add before Ray's comments that First Union's very intense and acrimonious reaction to our Fed letter has largely to do with the fact that we took the action and very little to do with the substance of what we included in our letter. So, we would welcome the day that the substance of the letter is responded to rather than the fact that we included these points in our letter.

RAY FORTIN: And I'll just simply restate the question because the question's gotten lost in everything. And the question is given the fact that IRS Revenue Ruling 9914 lists LILO leases as - quote - tax avoidance transactions, what exposure does First Union have to these transactions? We think that's an appropriate question for the Fed and we think it's an appropriate - it's important for Wachovia shareholders to know that.

And so it's - you know, it's as simple as that. They have come out with a couple of responses. I guess first that it's disgusting. And, you know, the only way to discredit the question is to answer it. They've said, you know, everybody does it. That's not an exception to the Internal Revenue Code. They say we have legal opinions. But, I think it's, again, a good question to ask. How much of First Union's asset base and revenue stream is dependent on legal - on legal opinions?

What is - what is their - what is their profile - their risk profile here? Finally, you know, they've said, well, it's fully reserved. That's good. But, we think it would be useful to Wachovia shareholders to know the amount of the reserves and, in fact, to know the extent of the problem they're reserving for. That is, in fact, what our question is. And they simply, as - we answered their six questions. We'd like them to answer this question.

NANCY BUSH: Did the issue with the credit cards get raised in the Fed letter as well?

RAY FORTIN: We have raised it in the past and they responded in their S-4 that well, we're working on it but, you know, we don't -- they don't think it's a - it will have a material adverse impact on the Company. Well, that sort of response is getting a little bit repetitive here. And when you put them - when you put all those non-answers together again, there is - there is a real issue here as to what they're risk profile is and what the Wachovia shareholders are buying.

NANCY BUSH: Thank you.

OPERATOR: Thank you. Our next question or comment is coming from Tom Theurkauf of Keefe, Bruyette & Woods.

TOM THEURKAUF, KEEFE, BRUYETTE & WOODS: Yeah. It's Tom Theurkauf, KBW. I just wanted to get clarification on the - on the earnings guidance. I think that we were just looking at First Call then in March the first call consensus was $4.75. It's now a penny or two light of that. Are you suggesting then that you - your current comfort is with the $4.75 number? Just want to get clarity on that.

PHIL HUMANN: That was first call. It's my - I remember and I may be wrong that I/B/E/S at that time was $4.77. We have said before, we say now that we're comfortable with the I/B/E/S - I/B/E/S estimate at the - at the end of March. So, in other words, $4.77.

TOM THEURKAUF: And that - this is - that's using as a base for this quarter the dollar - I guess it was $1.19.

JOHN SPIEGEL: That's correct.

TOM THEURKAUF:  OK.  Thank you.

OPERATOR: Once again, ladies and gentlemen, if you do have any final questions or comments, you may press one, followed by four on your touch-tone phone at this time.

GARY PEACOCK: The hour is late. So, if there're no other - no further questions
- are there any in the queue?

OPERATOR: Gentlemen, there appears to be no further questions at this time.

GARY PEACOCK: OK. Well, then we thank you for joining us. I'll be around for the rest of the day to answer any questions you have. Please call. With that, we'll be adjourned. Thank you.

OPERATOR: Thank you, ladies and gentlemen, for you r participation. This does conclude today's SunTrust conference call. You may disconnect your lines at this time and have a wonderful day.

END